Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into effective as of May 1, 2014 (the “Effective Date”) by and between Corrections Corporation of America, a Maryland corporation (the “REIT”), CCA of Tennessee, LLC, a Tennessee limited liability company (“Employer” and, together with the REIT, the “Company”) and Todd J Mullenger (“Employee”). The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Company and the Executive have previously entered into that certain employment agreement, dated as of January 1, 2012 (the “Employment Agreement”), which provides for the Executive’s employment as Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company and Employee hereby agree that effective as of the Effective Date, Employee will resign from serving as Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company desires to employ Employee from and after the Effective Date to perform certain transition services for the Company as set forth in this Agreement (the “Transition Services”); and

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1.

RESIGNATION; TRANSITION SERVICES; DUTIES AND RESPONSIBILITIES

1.1 Resignation; Termination of Employment Agreement. Effective as of the Effective Date, Employee hereby tenders, and the Company hereby accepts, the Employee’s resignation as Executive Vice President and Chief Financial Officer of the Company. As of the Effective Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor Employee shall have any further obligations thereunder; provided, however, that the provisions of Section 6 (Non-Competition, Non-Solicitation and Confidentiality and Non-Disclosure) and Section 7 (Indemnification) of the Employment Agreement shall survive such termination of the Employment Agreement.

1.2 Transition Services. During the Term of this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment with the Company, to provide services to effect the orderly transition of his former duties and responsibilities with the Company. In such capacity, Employee shall have the title Special Assistant to the Chief Executive Officer and report to the Chief Executive Officer of the Company. For the avoidance of doubt, provided that Employee complies with the terms of this Agreement, Employee will be deemed to have been continuously employed as an employee of the Company from August 10, 1998 through the last day of the Term of this Agreement for purposes of vesting with respect to equity awards granted to Employee prior to the Effective Date pursuant to the Company’s equity incentive plans.

1.3 Compliance with Law and Standards. Employee shall at all times comply with all applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of the Company of which Employee has knowledge (including any policies that apply only to executives, notwithstanding the fact that Employee’s employment hereunder is in a non-executive capacity). Employee further agrees that Employee will not engage in any conduct which, in the reasonable determination of the Company, adversely affects the image or business of the Company or would impair in any material respect Employee’s ability to carry out Employee’s duties hereunder except as otherwise required by a court, law, governmental agency or regulation.

1.4 Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of his work for the Company or its clients, including past employment and with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Employee for hire for the Company, Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Employee may have in such Work Product. Upon the request of the Company, Employee will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Employee represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 1.4, the term “Company” also will include any existing or future affiliates of the Company.

SECTION 2.

COMPENSATION

2.1 Compensation.

2.1.1 Base Salary. For the period beginning on the Effective Date and ending on April 30, 2015, the Company shall pay Employee an annual salary of $380,000.00, which shall be payable to Employee in accordance with the Company’s normal payroll practices, but in no event less than bi-weekly. For the period beginning May 1, 2015 and ending April 30, 2016, the Company shall pay Employee an annual salary of $190,000.00, which shall be payable to Employee in accordance with the Company’s normal payroll practices, but in no event less than bi-weekly.

2.1.2 Bonus for 2014. In the event both the Company and Employee each respectively achieve certain financial performance and personal performance targets as established by the Board of Directors of the Company, or a committee or subcommittee thereof to which compensation matters have been delegated, pursuant to a cash compensation incentive plan or similar plan established by the Company for its executive officers for the year ending December 31, 2014 (“Calendar 2014”), the Company shall pay to Employee a cash bonus pursuant to the terms of such plan. This bonus, if any, shall be paid to Employee between January 1 and March 15, 2015; provided, however, that if the Company is unable to determine the amount of such bonus prior to such date, then such bonus shall be paid no later than December 31, 2015, subject to Employee’s continued employment with the Company through the applicable payment date. The Board of Directors of the Company, or applicable committee or subcommittee thereof, may review and revise the terms of the cash compensation incentive plan or similar plan referenced above at any time, after taking into consideration both the performance of the Company and the personal performance of Employee, among other factors, and may, in their sole discretion, amend the cash compensation incentive plan or similar plan in any manner it may deem appropriate; provided, however, that any such amendment to the plan shall not affect Employee’s right to participate in such amended plan or plans during Calendar 2014. Except as set forth in this Section 2.1.2, Employee shall not be entitled to receive awards under any cash incentive or other similar plan of the Company after the Effective Date.

2.1.3 Equity Grants; Vacation Accrual. Employee shall not be entitled to receive awards after the Effective Date under any of the Company’s equity incentive plans. Outstanding equity-based awards granted to Employee prior to the Effective Date shall continue to vest in accordance with their respective terms until the Termination Date, but thereafter shall not vest in any additional amount and shall be exercisable only to the extent specified in the applicable award agreement. In addition, Employee shall not accrue any vacation or paid time off during the Term of this Agreement.

2.1.4 No Additional Compensation. Employee acknowledges that, except as expressly provided in this Agreement, Employee will not receive nor is he entitled to any additional compensation, severance or benefits.

2.2 Expenses. The Company will reimburse Employee for actual travel and other expenses reasonably incurred in connection with his performance of the Transition Services, provided that such expenses are supported by documentation that complies with the Company’s travel and expense policies, and to the extent that any such reimbursement constitutes “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), subject to and in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.

2.3 Benefits. Except as otherwise set forth in this Agreement, during the Term, Employee shall be eligible to participate in all employee benefit plans or programs and receive all benefits for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. Employee will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance and disability insurance. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives.

SECTION 3.

LIMITATION OF LIABILITY

3.1 To the fullest extent permissible under applicable law, neither party shall have any liability to the other in connection with the performance of the Transition Services under this Agreement except in connection with breaches of the express terms of this Agreement or actions or omissions that constitute bad faith, gross negligence or willful misconduct.

SECTION 4.

TERM AND TERMINATION

4.1 Term. The term (the “Term”) of this Agreement shall begin on the Effective Date and shall end on April 30, 2016, unless earlier terminated pursuant to the terms hereof (such date that the Term ends or is terminated, the “Termination Date”).

4.2 Termination of Agreement. The Company may terminate this Agreement at any time in its sole discretion without Cause (as defined below) or for Cause. Employee may terminate this Agreement at any time for any reason or no reason. For purposes of this Agreement, “Cause” shall mean: (i) the death of Employee; (ii) the permanent disability of Employee, which shall be defined as the inability of Employee, as a result of physical or mental illness or incapacity, to substantially perform his duties pursuant to this Agreement for a period of one hundred eighty (180) days during any twelve (12) month period; (iii) Employee’s conviction of a felony or of a crime involving dishonesty or moral turpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of Company assets or funds; (iv) willful or material wrongdoing by Employee, including, but not limited to, acts of dishonesty or fraud, which could be expected to have a materially adverse effect, monetarily or otherwise, on the Company or its subsidiaries or affiliates, as determined by the Company and its Board of Directors; (v) material breach by Employee of a material obligation under this Agreement or of his fiduciary duty to the Company or its stockholders; or (vi) Employee’s intentional violation of any applicable local, state or federal law or regulation affecting the Company in any material respect, as determined by the Company and its Board of Directors. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth above are able to be remedied or cured by Employee, Cause shall not be deemed to exist (and thus the Company may not terminate Employee for Cause hereunder) unless Employee fails to remedy or cure such event, action or breach within twenty (20) days after being given written notice by the Company of such event, action or breach.

4.3 Accrued Obligations. In the event that Employee’s employment under this Agreement terminates during the Term for any reason, upon such termination, the Company will pay to Employee in a single lump sum payment, within thirty (30) days after the Termination Date, or such earlier date as may be required by applicable law, the aggregate amount of (i) any earned but unpaid annual salary, and (ii) unreimbursed business expenses incurred prior to the Termination Date that are reimbursable in accordance with Section 2.2 above (together, the “Accrued Obligations”).

4.4 Effect of Termination by the Company without Cause. Subject to and conditioned upon Employee’s execution of a general release in accordance with Section 4.6 below and non-revocation of such general release during any applicable revocation period, if Employee incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during the Term due to a termination of Employee’s employment by the Company without Cause, Employee will be entitled to receive an amount in cash equal to twelve (12) months’ of Employee’s then-current annual salary (the “Severance”). The Company shall pay the Severance in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Termination Date and ending on the twelve (12)-month anniversary thereof; provided, that no payments under this Section 4.4 shall be made prior to the first regularly scheduled payroll date of the Company to occur prior to the thirtieth (30th) day following the Termination Date (the “First Payroll Date”) and any amounts which otherwise would have been paid pursuant to this Section 4.4 prior to the First Payroll Date shall instead be paid on the First Payroll Date (without interest thereon).

4.5 Other Terminations. If Employee’s employment is terminated for any reason not described in Section 4.4 above (including, without limitation, due to a termination of Employee’s employment by the Company for Cause, by Employee for any reason or due to Employee’s death or disability), the Company will pay Employee only the Accrued Obligations within thirty (30) days after the Termination Date (or such earlier date as may be required under applicable law).

4.6 Release. In consideration of the Company’s willingness to enter into this Agreement and the payment of compensation for the Transition Services and, as applicable, the Severance, Employee agrees to execute and deliver, within twenty-one (21) days (or forty-five (45) days if necessary to comply with applicable law) following the Termination Date, a general release in the form attached as Exhibit A.

4.7 Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance, shall be paid to Employee during the six (6)-month period following Employee’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Employee’s death), the Company shall pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period (without interest).

SECTION 5.

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

5.1 Non-Competition, Non-Solicitation. Employee hereby covenants and agrees that during the Term of this Agreement and for a period of one (1) year thereafter, Employee shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity (each a “Competing Entity”) which has material operations which compete with any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of Employee, proposes to engage; (ii) solicit any customer or client of the Company or any of its subsidiaries (other than on behalf of the Company) with respect to any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of Employee, proposes to engage; or (iii) induce or encourage any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; provided, that Employee may, solely as an investment, hold not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity. The foregoing covenants and agreements of Employee are referred to herein as the “Restrictive Covenant.” Employee acknowledges that he has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 5.1, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. Employee further acknowledges that the Company would not have entered into this Agreement absent Employee’s agreement to the foregoing.

In the event that, notwithstanding the foregoing, any of the provisions of this Section 5.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 5.1 relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.

5.2 Confidentiality and Non-Disclosure. In consideration of the rights granted to Employee hereunder, Employee hereby agrees that during the Term of this Agreement and thereafter he will hold in confidence all information concerning the Company or its business, including, but not limited to contract terms, financial information, operating data, or business plans or models, whether for existing, new or developing businesses, and any other proprietary information (hereinafter, collectively referred to as the “Proprietary Information”), whether communicated orally or in documentary or other tangible form. The parties to this Agreement recognize that the Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Proprietary Information in any form would irreparably harm the Company.

SECTION 6.

GENERAL PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to its conflict of laws principles.

6.2 Waiver of Breach. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.

6.3 Severability. The invalidity or unenforceability of any provision of this Agreement will not effect the validity or enforceability of any other provision.

6.4 Entire Agreement: Amendments. This Agreement forms the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.

6.5 Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Employee and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

6.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Employee shall not assign his rights, duties or obligations hereunder.

6.7 Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Employee at:	Todd J Mullenger

To the Company at:	Corrections Corporation of America 10 Burton Hills Boulevard Nashville, TN 37215 Attention: Chief Executive Officer Facsimile: (615) 213-3010

6.8 Withholding. All payments to Employee under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

6.9 Survival. The provisions of Sections 1.3, 5.1, 5.2 and Section 6.1 through 6.10 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

6.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.11 Section 409A. By accepting this Agreement, Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Employee hereunder. Further, by the acceptance of this Agreement, Employee acknowledges that (i) Employee has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Employee hereunder, (ii) Employee retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate Employee for any violation of Section 409A of the Code that my occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with Section 409A of the Code; provided, however, that this Section 6.11 shall not create any obligation on the part of the Company to adopt any such amendment or take any such other action.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CORRECTIONS CORPORATION OF AMERICA

By:	/s/ Damon T. Hininger
Name:	Damon T. Hininger
Title:	President & Chief Executive Officer

CCA OF TENNESSEE, LLC

By:	/s/ Damon T. Hininger
Name:	Damon T. Hininger
Title:	Chief Executive Officer

EMPLOYEE

/s/ Todd J Mullenger
Todd J Mullenger

[Signature page to Mullenger Transition Agreement]

EXHIBIT A

FORM OF GENERAL RELEASE

This Release (this “Release”), dated as of             , is made by and among Todd J Mullenger (“Employee”), Correction Corporation of America (the “REIT”) and CCA of Tennessee, LLC (“Employer” and, together with the REIT, the “Company”).

WHEREAS, the parties hereto entered into that certain Transition Agreement dated as of May 1, 2014 (the “Agreement”);

WHEREAS, Employee’s employment with the Company has been terminated upon the Expiration of the Agreement or in a manner described in Section 4.2 of the Agreement;

WHEREAS, pursuant to Section 4.6 of the Agreement, in consideration of the Company’s willingness to enter into the Agreement and payment of any amounts thereunder, it is an obligation of Employee that he executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Employee Release. Employee, ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “EMPLOYEE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective predecessors, successors and assigns and its respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to Employee’s employment by the Company or his services as an officer or employee of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under any provisions of the Agreement that expressly survive termination of employment, (ii) to provide the Employee with any accrued or vested benefits the Employee may have, if any, under the Company’s benefit plans and agreements, including without limitation the Company’s equity incentive plans, (iii) under any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries or [(iv) insert at the time of termination a description of any other agreements with the Company that expressly survive Employee’s termination]. Employee, ON BEHALF OF

HIMSELF AND THE EMPLOYEE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.

2.	Non-Disparagement. Employee agrees that, for a period of eighteen (18) months following the date hereof, Employee shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of the Company or any of its subsidiaries or any of their respective directors or senior officers; provided, however, that this Section 2 shall apply to Employee only for so long as the Company, its subsidiaries and their respective directors and senior officers refrain from making any such communication which disparages or is derogatory of Employee.

3.	Acknowledgement of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. In accordance with the Older Workers Benefit Protection Act of 1990, Employee further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release and that this Release shall become effective upon the expiration of such revocation period.

4.	Acknowledgment. The parties hereto acknowledge that they understand the terms of this Release and that they have executed this Release knowingly and voluntarily. Employee acknowledges that, in consideration for the covenants and releases contained herein, he has received the benefits and payments described in the Agreement, and that he would not have received such benefits and payments without the execution of this Release.

5.	Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

6.	Specific Performance. If a court of competent jurisdiction determines that Employee has breached or failed to perform any part of this Release, Employee agrees that the Company will be entitled to seek injunctive relief to enforce this Release.

7.	Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

[Signature Page Follows]

2

IN WITNESS WHEREOF, Employee has hereunto set his hands, as of the day and year first above written.

Todd J Mullenger

Signature Page to Release